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                                                                  EXHIBIT (a)(6)

                        IMPORTANT NOTICE TO SHAREHOLDERS

The enclosed materials are related to the offer by the Van Kampen Senior Loan Fund (formerly known as the Van Kampen Prime Rate Income Trust) to repurchase a portion of its common shares at net asset value, less any applicable early withdrawal charges. IF YOU DO NOT WISH TO LIQUIDATE OR EXCHANGE ALL OR A PORTION OF YOUR HOLDING IN THE FUND DURING THIS TENDER OFFER, PLEASE DISREGARD THE ENCLOSED INFORMATION.